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                                                                  EXHIBIT 4(C)-4

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                          PP&L CAPITAL FUNDING, INC.,
                                    Issuer

                                      and

                             PP&L RESOURCES, INC.,
                                   Guarantor

                                      TO

                           THE CHASE MANHATTAN BANK,
                                    Trustee

                                   _________

                         Supplemental Indenture No. 3

                          Dated as of October 1, 1999

                         Supplemental to the Indenture
                         dated as of November 1, 1997



                Establishing a series of Securities designated
                          Medium-Term Notes, Series C
             limited in aggregate principal amount to $500,000,000

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          SUPPLEMENTAL INDENTURE No. 3, dated as of October 1, 1999 among PP&L
CAPITAL FUNDING, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), PP&L RESOURCES, INC., a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (herein called the "Guarantor"), and THE CHASE MANHATTAN BANK, a New York banking corporation, as Trustee (herein called the "Trustee), under the Indenture dated as of November 1, 1997 (hereinafter called the "Original Indenture"), this Supplemental Indenture No. 3 being supplemental thereto. The Original Indenture and any and all indentures and instruments supplemental thereto are hereinafter sometimes collectively called the "Indenture."

                   Recitals of the Company and the Guarantor

          The Original Indenture was authorized, executed and delivered by the Company and the Guarantor to provide for the issuance by the Company from time to time of its Securities (such term and all other capitalized terms used herein without definition having the meanings assigned to them in the Original Indenture), to be issued in one or more series as contemplated therein, and for the Guarantee by the Guarantor of the payment of the principal, premium, if any, and interest, if any, on such Securities.

          As contemplated by Sections 301 and 1201(f) of the Original Indenture, the Company wishes to establish a series of Securities to be designated "Medium-Term Notes, Series C" to be limited in aggregate principal amount (except as contemplated in Section 301(b) of the Original Indenture) to $500,000,000, such series of Securities to be hereinafter sometimes called "Series No. 3."

          As contemplated by Section 201 and 1402 of the Original Indenture, the Guarantor wishes to establish the form and terms of the Guarantees to be endorsed on the Securities of Series No. 3.

          The Company has duly authorized the execution and delivery of this Supplemental Indenture No. 3 to establish the Securities of Series No. 3 and has duly authorized the issuance of such Securities; the Guarantor has duly authorized the execution and delivery of this Supplemental Indenture No. 3 and has duly authorized its Guarantees of the Securities of Series No. 3; and all acts necessary to make this Supplemental Indenture No. 3 a valid agreement of the Company and the Guarantor, to make the Securities of Series No. 3 valid obligations of the Company, and to make the Guarantees valid obligations of the Guarantor, have been performed.

          NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE No. 3 WITNESSETH:

          For and in consideration of the premises and of the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities of Series No. 3, as follows: